OPERATIONS AND MANAGEMENT AGREEMENT
                      -----------------------------------
                                      for the
                                      -------
                      South Fulton Municipal Regional Jail
                      ------------------------------------

      This Operations and Management Agreement for the South Fulton Municipal Regional Jail (the "Agreement") is made as of this 23rd day of June, 1998, by and between Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236, (the "Contractor)" and the South Fulton Municipal Regional Jail Authority, 5047 Union Street, Union City, Georgia 30291 (the "Authority"), a governmental entity of the State of Georgia, upon the terms, conditions and provisions herein set forth.

                               W I T N E S S E T H:

      WHEREAS, the Authority has made provisions for the financing and construction of a jail in South Fulton County, Georgia, which Facility shall be known as the South Fulton Municipal Regional Jail Facility (the "Facility"); and

      WHEREAS, the Authority desires to enter into a contract under which the Contractor shall operate, maintain and manage the Facility in compliance with all applicable Federal, State and Local laws and ordinances;

      NOW, THEREFORE, for and in consideration of the mutual rights, duties, benefits and obligations herein exchanged, the sufficiency of which being hereby acknowledged, the parties hereto covenant, agree and bind themselves as follows:

                                 ARTICLE ONE
                                   Purposes
                                   --------

1.01	The Contractor shall manage, supervise and operate the Facility for the
Authority and receive, supervise and care for each inmate that is assigned to the Facility by the Authority pursuant to applicable law. The Contractor shall accept inmates that are assigned by the Authority, from a jurisdiction that enters into an Intergovernmental Agreement with the Authority to reserve space for the on-going placement of inmates in the Facility, or a jurisdiction that contracts with the Authority on a limited basis to house one or more individuals in the Facility.

1.02	The Contractor shall manage and supervise the Facility to remain in compliance with all Local, State and Federal health, fire and safety codes and shall document such compliance at the beginning of each fiscal year. Such documentation shall consist of certificates from the local health department, fire marshal and building inspector and copies thereof shall be forwarded to the Authority as required or requested. The Facility shall be managed, operated, maintained and utilized in conformance and compliance with applicable law and the standards and regulations of the American Correctional Association ("ACA").

1.03	The Contractor shall work cooperatively with the Authority and agrees that the Authority shall have the right to inspect the Facility prior to the placement of any inmate and that there shall be no initial placements made until both the Contractor and the Facility are in compliance with all contract provisions, and all standards or regulations of the Authority. Any material noncompliance with the terms of this Agreement by the Contractor shall be immediately addressed so it will not hinder the ability of the Authority to place inmates in the Facility. All instances of material noncompliance shall be addressed in a manner consistent with the procedure supplied in Section
2.04 herein.

1.04	Offenders subject to the Juvenile Code shall not be accepted into the
Facility.


                                    ARTICLE TWO
                                       Term
                                       ----

2.01	This Agreement is effective on the date set forth in the initial paragraph of this Agreement.  The base term of this Agreement shall be three
(3) years. There shall be an Initial Term, two Renewal Terms, and a Final Term. The Initial Term shall begin on the date the first inmate occupies the Facility and shall end on December 31, 1998. Each of the two (2) Renewal Terms shall be for one (1) calendar year's duration beginning on January 1 and ending on December 31. The Final Term shall begin on January 1, 2001 and end November 1, 2001. The Agreement shall terminate absolutely and without further obligation on the part of the Authority at the close of the calendar year in which it was executed and at the close of each succeeding calendar year for which it may be renewed. The Agreement shall automatically renew from the Initial Term to the first Renewal Term, provided neither party has taken appropriate measures to terminate this Agreement. The Agreement shall automatically renew from the first Renewal Term to the second Renewal Term, provided neither party has taken appropriate measures to terminate this Agreement. The Agreement shall automatically renew from the second Renewal Term to the Final Term, provided neither party has taken appropriate measures to terminate this Agreement.

2.02	The Authority may, unilaterally and without penalty, terminate the
Contract in the event of non-appropriation of funds. Termination of this Agreement will obligate the Authority to pay all amounts due the Contractor for the balance of the calendar year in which the Agreement is terminated. A schedule of the total obligation of the Authority to the Contractor for each calendar year during the term of this Agreement is attached to this Agreement as Exhibit "A". Said exhibit is incorporated into this Agreement by this reference herein. Title to any supplies, materials, equipment, or other personal property shall remain in the Contractor until fully paid for by the Authority.

2.03	The Authority may terminate this Agreement at any time as a result of a default by the Contractor under this Agreement; or by reason of Contractor's failure to operate, or failure to cause the Facility to be operated, in compliance with the terms of this Agreement, all applicable laws, the rules and procedures of the Authority and the standards of the ACA. Prior to any such termination, the Authority shall give written notice of same by certified mail to the Contractor of the reason(s) therefor. The termination notice contemplated in this section and all other notices required to be given by this Agreement shall be addressed as follows:

If to the Contractor:

                       Correctional Services Corporation
                       1819 Main Street, Suite 1000
                       Sarasota, FL 34236
                       Attn:  James L. Slattery, President

With a copy to:
                       Correctional Services Corporation
                       1819 Main Street, Suite 1000
                       Sarasota, FL 34236
                       Attn:  General Counsel

If to the Authority:
                       South Fulton Municipal Regional Jail Authority 5047 Union Street
                       Union City, Georgia 30291
                       Attn:  Chairman

2.04	Any default or reason, of which the Contractor has been notified pursuant to Section 2.03, causing the Contractor to be unable to operate the

Facility pursuant to the requirements of this Agreement shall be immediately corrected. Within five (5) days, the Contractor shall notify the Authority in writing that the circumstances which caused the Contractor to be in noncompliance with the terms of this Agreement have been resolved with a description of the action taken which brought the Contractor back into compliance. Upon receipt of the written notification from the Contractor that the noncompliance has been corrected, the Authority may inspect the Facility. Any noncompliance may cause a two (2) percent penalty per day for that day's billable man-days. All noncompliance penalties assessed by the Authority shall be imposed against the monthly invoice of the Contractor until compliance has been attained.

2.05	After the first six (6) months of operation, if the average daily occupancy is sixty (60%) percent or less for any ninety (90) consecutive day period, the Contractor may enter into negotiations with the Authority to modify the terms of this Agreement. If mutually acceptable terms are not reached, either party may terminate this Agreement upon forty-five (45) days written notice.

                                  ARTICLE THREE
                           Facility Costs and Payments
                           ---------------------------

3.01	In addition to the payments outlined in Sections 3.02 and 3.03, the
Authority shall remit a monthly Furnishings, Fixtures, and Equipment (FF&E) payment to the Contractor. The monthly FF&E payments shall be paid by the

Authority to the Contractor pursuant to the schedule attached to this Agreement as Exhibit "A". The maximum number of monthly FF&E payments the Authority shall pay to the Contractor shall not exceed thirty-six (36) under any circumstances.

3.02	The phase-in period is defined as the first twenty-one (21) days the
Facility is in operation commencing with the first inmate being placed in the Facility. The Authority shall cause no more than sixty (60) inmates per week for the first three (3) weeks the Facility is in operation to be housed in the Facility. After the phase-in period, the Authority shall cause no more inmates than the listed capacity of the Facility to be housed in the Facility.

3.03	The Authority shall pay the Contractor monthly the following amounts:

                                    Year 1          Year 2         Year 3
                                    ------          ------         ------
      Daily rate for
      each inmate up to
      and including 149             $39.56          $40.75         $41.97

      Daily rate for each
      inmate over 149               $37.56          $38.69         $39.85

Example: 160 inmates on 1/1/99: (149 x $39.56) + (11 x $37.56)
                              $5,894.44 + $413.16 = $6,307.60

3.04	The Contractor shall submit documentation of an inmate count taken at
11:59 p.m. of each day. Daily inmate counts shall be presented to the Authority every seven (7) days.

3.05	The Contractor will invoice the Authority on a monthly basis for services rendered for the preceding month. The invoice shall include a roster of the inmates assigned to the Facility and the number of calendar days each inmate was housed at the Facility during the month for which the Authority is invoiced. The roster of inmates shall include the arrival dates and the departure dates, if applicable, for all inmates for whom the Contractor is seeking payment from the Authority. Arrival dates shall be included in the billable inmate days for those inmates housed in the Facility. Those persons processed at the Facility but not assigned a bed at the Facility shall not be included in the billable inmate days pursuant to the schedule in Section 3.03.
 Those persons processed at the Facility but not assigned a bed at the Facility shall be documented by the Contractor and a roster shall be submitted to the Authority along with the roster of inmates. All persons on the roster for whom no bed was assigned shall be billed at the rate of $20 per person. Departure dates shall not be included in the billable inmate days.

3.06	Additional charges for services not in this Agreement shall be the subject of a written amendment to this Agreement executed by both parties.

3.07	The Contractor shall provide inmate telephone service and commissary operations during the term of this Agreement. Commissary services may be provided either by the Contractor or by a third party vendor. The Authority shall not be considered to be a party to any agreement which may be formulated between the Contractor and a third party vendor for the provision of commissary services. The cost to the inmates for commissary items shall be based on actual cost of goods plus taxes and reasonable mark-ups for overhead and personnel. Any revenues that exist after allowing for the taxes and reasonable mark-ups shall be the property of the appropriate inmate fund. Inmate telephone service shall be in accordance with regulations of the Public Utilities Commission.


                                   ARTICLE FOUR
                            Duties of the Contractor
                            ------------------------

4.01	The Contractor shall provide:

      A. Intake facilities and inmate accounting which may encompass bookkeeping, inventory processing, risk assessment, fingerprinting, classification, record keeping, billing, controls, identification systems and records, communication interface with law enforcement agencies, and such statistical records as may be required by law.

      B. Attendants to control ingress and egress, maintain the requisite level of internal security and to monitor the activities of the inmates within the Facility.

      C. Food and beverage services in accordance with all applicable standards, sanitation and health codes, and individual and special needs. All menus shall be planned and reviewed in advance by a registered dietician or physician. Meals shall meet the dietary requirements of the U.S. Department of Agriculture. Menu plans shall be kept for one (1) year. The menus shall contain a variety of foods and recognize special occasions and holidays. The quality of food and beverage service provided will be periodically reviewed by the Authority or its designee, and the Contractor shall correct any failure to meet the foregoing standards noted by the Authority or its designee within seventy-two (72) hours of notification by the Authority. Special diets shall be provided to inmates on the recommendation of a physician or dentist and for inmates whose religious beliefs require it to be provided. Staff members shall supervise inmates during meals. Inmates will be provided three (3) meals each day, two (2) of which shall be hot meals. No more than fourteen
(14) hours may lapse between the evening meal and breakfast, unless a snack is provided.

      D. Clothing to inmates at least in accordance with ACA standards which shall be adequate according to climate, and sex, height and weight of the inmate. Inmates shall be provided with the opportunity to shower daily and the Contractor shall provide hygiene supplies to the inmates.

      E. Laundry service for inmates in accordance with ACA standards. Inmates may exchange linens once each week. Inmates shall receive clean towels and clean clothing twice each week.

      F. Procurement and purchasing of all items necessary to adequately operate the Facility.

      G. Bookkeeping and financial accounting.

      H. Basic medical care as provided under Article Five.

      I. Training of personnel employed at the Facility, including such security, professional, law enforcement and cultural sensitivity training and education as deemed appropriate by the Contractor in accordance with ACA standards.

      J. All personnel services, miscellaneous supplies and benefits necessary to the operations of the Facility, or care and control of inmates, including toiletries and hygiene supplies.

      K. All such other services required by law or mandated by ACA standards.

      L. Orientation of inmates and all personnel to Facility rules and regulations.

4.02	The Contractor will be responsible for the day-to-day janitorial services within the Facility. Long-term maintenance for the equipment within the Facility and for the Facility itself shall be the responsibility of the Authority. All utilities shall be the responsibility of the Authority.

4.03	The Contractor shall obtain all of the proper and required Local, State and Federal permits, licenses and certifications necessary for the Facility to serve as an Adult Detention Facility. The Contractor shall maintain such certifications as required by the Authority, State law, other applicable law, court order, and/or ACA standards. In the event it becomes necessary for the Contractor to perform additional work or services, or to modify the Facility as a prerequisite for obtaining or maintaining the above-mentioned licenses and certifications, the Authority and the Contractor shall consult and, if appropriate, agree upon a temporary increase or decrease in the schedule of payments, as the case may be, sufficient to reimburse the appropriate party for the cost of such operational modifications.

4.04	Notwithstanding anything contained herein to the contrary, the Authority shall have no liability for any employees, agents, subcontractors or assigns of the Contractor. The Contractor hereby agrees to indemnify and hold the Authority and its officials, officers or employees, harmless from all costs, claims, expenses and liabilities whatsoever which may be incurred by or arising from all acts done or omitted to be done by the Contractor or employees, agents, subcontractors and assigns of the Contractor, in connection with services performed or to be performed under this Agreement. The
Contractor shall provide the Authority with copies of incident reports and claims and the types of claims made against the Contractor each quarter.

4.05	The interviewing, hiring, training, assignment, certification, control, management compensation, promotion and termination of all members of the Facility's administration and staff shall be the responsibility and obligation of the Contractor. The Contractor shall furnish reports on such matters to the Authority when so requested. The Contractor will use its best efforts to hire and train local personnel. Staffing shall conform to the following:

      A. The qualifications, selection, training and staff development shall comply with ACA standards.

      B. A sufficient number of trained, qualified employees shall be on duty, awake and fully dressed at all times to meet all contractual requirements and to monitor Facility control, security and inmate safety.

      C. The Authority shall be notified within seventy-two (72) hours of any change in the position of Facility Administrator.

      D. Adequate staff with provision for supervision of male and female inmates shall be maintained in accordance with all legal requirements.

4.06	The Contractor shall use its best efforts to purchase goods and services locally, provided the goods and services are competitively priced and of good quality.

4.07	The Contractor is associated with the Authority for the purposes and to the extent set forth in this Agreement for the performance of operations and management services for the Facility, and the Contractor is and shall be an independent contractor and, subject to the terms of this Agreement, shall have the sole right to supervise, manage, operate, control and direct the performance of the details incident to its duties under this Agreement.
Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for the Authority whatsoever with respect to the indebtedness, liabilities, and obligations of the Contractor. The Contractor shall be solely responsible for payment of all federal income, F.I.C.A., and other taxes owed or claimed to be owed by the Contractor, arising out of this Agreement, and the Contractor shall indemnify and hold the Authority harmless from and against, and shall defend the Authority against any and all losses, damages, claims, costs, penalties, liabilities, and expenses whatsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

4.08	The Contractor is responsible for performing background and employment history checks of its employees and potential employees.


                                 ARTICLE FIVE
                                 Medical Care
                                 ------------

5.01	Basic medical care will be made available by the Contractor, at the
Contractor's sole cost, to all inmates housed at the Facility. For the purposes of this Agreement, basic medical care shall be limited to routine on-site medical services provided by a nurse or a lay technician acting under guidelines provided by a medical doctor, including first aid for emergencies.

This shall include dispensing, "over the counter" medications which have been approved for inventory by the Facility's medical authority. Consistent with the proposal submitted by the Contractor, a registered nurse shall be on duty Monday through Friday from 9:00 a.m. to 5:00 p.m., and will be on call twenty-four (24) hours. The availability of a physician or dentist shall be pursuant to Contract.

5.02	Consistent with its duties to provide basic medical care, the Contractor shall establish a program which includes:

      A. The training of all supervisory staff in emergency first aid procedures and cardiopulmonary resuscitation (CPR).

      B. Adopting written medical backup plans which are communicated to all employees and inmates.

      C. Maintaining, sufficient first aid supplies and equipment to adequately support the overall basic medical care requirements of the inmate population.

      D. Maintaining, replacing and replenishing medical first aid supplies and equipment in accordance with prescribed standards recognized or approved by a licensed health authority or organization that has expertise to evaluate, assess and determine the potential need for, or condition of, the required first aid supplies and equipment.

5.03	All health care personnel responsible for dispensing medical services to inmates shall possess state certification.

5.04	Except as required by lawful authority, the Contractor will not accept or admit into the Facility any offender who represents a significant health or medical risk. Arresting Officers must have a release from a physician for any arrestee that has obvious medical problems such as cuts, broken bones, etc. prior to bringing the offender to the Facility.

5.05	The Contractor shall develop workplace guidelines which address all airborne and blood borne pathogens, and communicable diseases, including but not limited to HIV. Said guidelines are attached to this Agreement as Exhibit "B" and by this reference are incorporated herein. The Contractor shall develop policies of confidentiality and an employee/client education program in compliance with State laws.

5.06	The Contractor shall provide the Authority with copies of all medically related policies and procedures at, on or before the commencement of this Agreement.

5.07	Inmates shall receive a physical screening by qualified health care personnel within seven (7) days of admittance into the Facility. The Facility nursing staff shall perform the screenings and make referrals to a local hospital as required.

5.08	Inmate medical files shall be confidential and accessed by authorized health care personnel only.

5.09	All prescription drugs, prostheses, dental treatment, psychiatric care, eye glasses and medical treatment that is not a part of the basic medical treatment at the Facility shall be at the expense of the inmate or the Authority.

5.10	Should an inmate be hospitalized for any reason, the Contractor shall be responsible for maintaining security of the inmate for the first twenty-four
(24) hours. Security of inmates hospitalized for more than twenty-four (24) hours shall be the responsibility of the jurisdiction which caused the inmate to be placed at the Facility. Costs for all hospitalization shall be borne by the Authority.

5.11	The Contractor shall provide psychological evaluation and counseling for inmates as necessary at the Facility.


                                  ARTICLE SIX
                           Compliance With Standards
                           -------------------------

6.01	The Contractor shall prepare and adopt, prior to admitting any inmate to the Facility, a Procedures Manual for the operation of the Facility so as to assure that the Facility is operated fully in accordance with State and other applicable laws and standards promulgated by the ACA. The Contractor shall, from time to time, make such modifications and corrections in the said

Procedures manual as are necessary to keep the Facility in compliance with such laws, regulations and standards. The Authority and the Contractor agree that the Facility shall be operated according to those standards established by the American Correctional Association in the STANDARDS FOR ADULT LOCAL DETENTION FACILITIES, third edition, as they may be amended from time to time.

6.02	The Authority and the Contractor shall agree upon a monitoring plan to assure compliance with this Agreement.


                                ARTICLE SEVEN
                          Duties of the Authority
                          -----------------------

7.01	The Authority shall cooperate with the Contractor in all matters of law enforcement security and communications and shall use its best efforts to obtain such cooperation from local and state law enforcement agencies.

7.02	The Authority shall consider all proposed agreements presented to it by
Contractor or its agents for the placement of additional inmates in the
Facility.   It is agreed that the first priority for bed space in the Facility is to ensure space is available for such persons that are detained by the law enforcement agencies for the cities of Union City and Palmetto.

                                 ARTICLE EIGHT
                    Inmate Programs, Monitoring & Staffing
                    --------------------------------------

8.01	The Contractor shall provide housing, supervision and programs for all inmates including adult remedial education, counseling, and other education and training as required by law.

8.02	Inmates may participate in programs made available by the Contractor at no cost to the inmates.

8.03	Appropriate safeguards shall be established by the Contractor to enable the Contractor to closely monitor the whereabouts of each inmate, including a daily system and periodic accounting for all inmates assigned to the Facility, and providing that such inmates shall only be allowed to leave the Facility to conduct court-approved business. Written policies and procedures shall be consistent with those guidelines from the ACA, and guidelines based on generally accepted security practices not inconsistent with ACA guidelines.

8.04	The Contractor shall provide a designated area for family visitation which shall accommodate visitors and also provide shelter during inclement weather. Family visitation shall be allowed five (5) days a week during hours specified by the Contractor.

8.05	The Contractor shall adopt disciplinary procedures including procedures for the processing of violations and setting the types of sanctions which may be imposed. Each inmate shall be given the Disciplinary Rules included in the Orientation Handbook during intake.

8.06	The Contractor shall be responsible for maintaining accurate and complete file records and reports as necessary for each inmate. Safeguards will be established for the protection and confidentiality of inmate records in accordance with applicable law. Inmate records shall be maintained for a period of three (3) years after discharge from the Facility. Files shall include:

      A. Identification data, including but not limited to fingerprints and photographs, according to the appropriate State statutes.

      B. Conditions of confinement.

      C. Intake forms and assessments.

      D. Classification committee records.

      E. Correspondence.

      F. Disciplinary records.

      G. Incident reports.

      H. Release of information forms.

      I. Medical records (in a separate file).

8.07	Inmate labor shall only be used to support the Facility.


                                 ARTICLE NINE
                           Liability and Indemnity
                           -----------------------

9.01	The Authority and the Contractor agree to use their best efforts to ensure that neither becomes responsible for any such actions taken with regard to any inmate prior to the delivery of such inmate to the Contractor's employees, officers, and agents at the Facility. To the extent possible and allowed by law, the Authority and Contractor will require that all inmate agreements and contracts with other jurisdictions provide that the contracting jurisdiction shall defend, indemnify and hold harmless the Authority and the Contractor for any claims, damages or losses arising, or alleged to have arisen, from any act or failure to act, including but not limited to claims of false arrest, false imprisonment, wrongful detention, violation of civil rights, and all other claims of a similar nature, occurring prior to the delivery of any inmate to the Facility, or occurring after the release of any inmate therefrom to the contracting jurisdiction or assigning agency.

9.02	To the fullest extent permitted by law, the Contractor agrees to and hereby does defend, hold harmless and indemnify the Authority and its officers, directors, employees, agents and representatives from and against any and all claims, damages, demands, actions, judgments, losses, costs, penalties, liabilities, assessments and expenses including, but not limited to attorney's fees, incurred or suffered by the Authority that arise out of, or result from, any cause, claim, loss or injury sustained by any person, or any negligent or wrongful act, or failure to act, pursuant to the provisions of this Agreement, by the Contractor or its officers, employees, agents or representatives, or its subcontractors or assigns; any and all claims, damages, demands, actions, judgments, losses, costs, penalties, liabilities, assessments and or expenses, including, but not limited to attorneys' fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligent act or omission of the Contractor or the agents or employees of the Contractor, or any legal entity for whose negligence, action or omission the Contractor may be liable.

9.03	Notwithstanding the foregoing or any other term or provision or condition of this Agreement, as to third parties and third party claims, nothing in this Agreement is intended to nor shall be interpreted to: (a) waive or deprive the Authority or the Contractor of any legal defenses; (b) give, grant or bestow any legal right, defense or benefit upon any third party; or (c) deprive the Authority or the Contractor of the benefits of any legal defense, including sovereign and official immunity, or the benefits of any law limiting damages.

                                   ARTICLE TEN
                                    Insurance
                                    ---------

10.01	The Contractor shall obtain and maintain in force during the term of this Agreement beginning not later than the commencement date of this Agreement, at its sole cost, risk and expense and without charge or reimbursement by the Authority, the insurance set forth in Exhibit 1. Such insurance shall insure against all claims whatsoever against the Contractor or the Authority, or their officers, employees, agents and representatives in connection with the detention, care, security, housing and training, including but not limited to claims based on violations or alleged violations of civil rights, arising from services performed by the Contractor or its employees, agents, subcontractors or assigns pursuant to this Agreement.

10.02	During the term of this Agreement or any extended term hereof, the
Contractor shall at its sole cost and expense obtain, keep and maintain in full force and effect, an insurance policy or policies providing worker's compensation insurance (or its approved and authorized equivalent) in amounts not less than the amounts required by State law.

10.03	Prior to the commencement date of this Agreement, the Contractor shall assure the Authority that the insurance required pursuant to this section
10.03 and Exhibit 1 is in full effect. The Contractor shall secure such insurance, or additional insurance, through companies licensed to do business in the State of Georgia.

10.04	Save and except as specifically provided in this Article Ten, each and every insurance policy required by this Article Ten shall name the Authority as an additional insured and shall provide that such policy may not be canceled or modified except upon at least thirty (30) calendar days notice in writing to both the Contractor and the Authority.

10.05	The Contractor shall provide to the Authority insurance certificates as proof of the insurance policies obtained, and if, through no fault of the Contractor, such insurance policies are canceled or endorsed in such a way as to limit such insurance coverage, the Contractor shall provide the Authority written notice thereof immediately, and the Contractor shall obtain, as soon as possible and at its own cost, replacement insurance. Should the Contractor not obtain sufficient insurance in a reasonable time, and in any event not later than thirty (30) days, the Authority may obtain a policy to fulfill the obligation of the Contractor and shall adjust payments to the Contractor to cover the premium cost of such insurance purchased by the Authority.

10.06	The Authority shall be responsible for providing liability insurance for its officers, agents and employees, and insurance for Authority property, with the exception of that property provided by the developer, used or stored at the Facility other than the Facility and its contents, which is the Contractor's responsibility to insure pursuant to Section 10.03.

10.07	Should any required insurance policy lapse from non-payment, the
Authority may provide the policy at the Contractor's expense.

                                 ARTICLE ELEVEN
                             Additional Provisions
                             ---------------------

11.01	Notwithstanding the Contractor's obligation to perform, or to cause to be performed, all duties and services set forth in this Agreement in consideration of the compensation to be paid hereunder to the Contractor, the Authority and the Contractor recognize and agree that operational changes and additional services may be desired by jurisdictions contracting for the placement of inmates, and such operational changes and additional services may, at some future time, require that the Contractor provide services not included in the terms of this Agreement. In such event, the Authority and the Contractor shall negotiate and execute written terms, conditions and amendments hereto or supplementary agreements prior to any such services being provided or compensation earned.

11.02	In the event of the occurrence of any damage to or loss of the Facility that materially affects the continued operation of the Facility, the Contractor shall immediately notify the Authority of such loss or damage. If insurance proceeds are available, the Contractor shall immediately proceed to obtain repair and reconstruction of the Facility in consultation with the Authority only as to the plans and quality of repair. The Authority has no obligation to appropriate funds for this purpose, except insurance proceeds received therefor.

11.03	The Contractor shall not be permitted to sell, assign, transfer, convey or encumber, in whole or in part, this Agreement, or any right, interest, duty or obligation of performance herein or hereunder without the approval of the Authority, with such approval not to be unreasonably withheld.

11.04	All subcontractors for counseling, education and employee services at the Facility are subject to the approval of an authorized representative of the Authority, which approval will not be unreasonably withheld.


                                   ARTICLE TWELVE
                              Default and Termination
                              -----------------------

12.01	Each of the following shall constitute an Event of Default by the
Contractor:

      A. A material failure to keep, observe, perform, meet or comply with any covenant, Agreement, term or provision of this Agreement which is the duty of the Contractor hereunder.

      B. A material failure to meet or comply with any court order; the standards, rules and regulations of the Authority; or any Federal or State requirement or law.

      C. The discovery by the Authority that any material statement, representation, or warranty herein is false, misleading or erroneous in a material respect.

12.02	Upon the occurrence of an Event of Default, the Contractor may submit a plan for a cure to the Authority. Upon receipt of the plan and review by the Authority, the Authority may at its reasonable discretion approve or disapprove of the plan. If the Authority approves of the plan, the Authority agrees that it will not exercise its remedies hereunder so long as the Contractor takes diligent, on-going conscientious action to cure the default.
 If the Authority disapproves of the plan, the Authority will either identify corrective actions necessary to be taken or terminate the Agreement.

12.03	In the event a bankruptcy, reorganization, debt arrangement, moratorium proceeding under any bankruptcy or insolvency law, or dissolution or liquidation proceeding is instituted by or against the Contractor, this Agreement shall be reviewed immediately by the Authority and a determination made as to whether to continue this Agreement or modify this Agreement to ensure that the Authority is not liable for the Contractor's debt.

12.04	The Contractor may terminate this Agreement at its sole discretion in the event that sufficient funds are not provided or appropriated by the Authority to pay the amounts due the Contractor for services provided under this Agreement if the failure of funding arises from matters beyond the control of the Contractor and is without fault or negligence of the Contractor.

                              ARTICLE THIRTEEN
                             Non-Discrimination
                             ------------------

13.01	The Contractor shall not discriminate against any employee, inmate or subcontractor with regard to race, color, handicap, religion, sex, national origin or age.

13.02	The Contractor agrees to place in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this non-discrimination clause and that all advertisements for employment shall state that the Contractor is an Equal Opportunity Employer.


                             ARTICLE FOURTEEN
                         Applicable Law and Venue
                         ------------------------

      This Agreement shall be construed under and in accordance with the laws of the State of Georgia. Venue shall lie and be in Fulton County, Georgia.

                              ARTICLE FIFTEEN
                            Legal Construction
                            ------------------

      In case any one or more of the provisions contained in the Agreement shall, for an reason, be held invalid, illegal or unenforceable, and such is not a material provision such invalidity, illegality or unenforceability shall not effect any other provision hereof.


                             ARTICLE SIXTEEN
                                Amendments
                                ----------

      This Agreement may be amended only in writing, with such written instrument approved and executed by both the Authority and the Contractor.


                            ARTICLE SEVENTEEN
                             Entire Agreement
                             ----------------

      This Agreement constitutes the sole and only Operations and Management Agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter.

      IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals the day and year as first above written.

                                          SOUTH FULTON MUNICIPAL
                                          REGIONAL JAIL AUTHORITY
(SEAL)
                                          By:  ROBERT E. CROOM, Chairman

ATTEST:  PATSY WILLIFORD, Secretary


                                          CORRECTIONAL SERVICES
                                          CORPORATION
(SEAL)
                                          By:  IRA M. COTLER,
                                               EVP & CFO

ATTEST:  DEBRA DAWN, General Counsel